September 5, 2017

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

The Importance of Dependability

At the Federal Home Loan Bank of New York, we recognize our dependability helps drive the value of membership. Whether it be the daily availability of our funding, the broad accessibility of our housing programs or the continued solid performance of our franchise, we are focused on positioning ourselves to be a reliable partner for our members. This extends to our quarterly dividend, as well. We believe that a consistent quarterly dividend enhances the value of membership. In August, we paid a 5.50 percent dividend for the second quarter of 2017 – following a 5.00 percent dividend for the first quarter of the year. With these two dividend payments through the first six months of the year, we have returned more than $160 million through dividends to our members – a strong return for your investment in our cooperative.

Engaging Our Membership

We also recognize the importance of engaging our members to ensure you are getting the most value out of your Home Loan Bank. Our team constantly engages members through office visits, workshops and hosting educational sessions at our headquarters. We are also very active in industry events, which provide excellent opportunities for engagement. To that end, we are honored to be participating and speaking at three industry events this month: the NJBankers’ Senior Management Conference in Atlantic City from September 13th to the 15th; the IBANYS Annual Convention in Niagara Falls from September 25th to the 27th; and the New Jersey Credit Union League’s “Drive Profit and Improve Engagement at the Branch” workshop in Iselin on September 13th. Our team looks forward to meeting with members at these events to discuss the business landscape and opportunities for growth.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.